EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-1/A and related Prospectus of Magal Security Systems Ltd. (the “Company”) of our report dated March 27, 2009, with respect to the financial statements of SENSTAR STELLAR LATIN AMERICA, S.A. DE C.V. as of December 31, 2008 and for the two years ended December 31, 2007 and 2008, included in the Annual Report on Form 20-F of the Company for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

We further consent to the filing of this consent with the Israel Securities Authority.

Mexico, D F	/s/ Salles, Sáinz - Grant Thornton, S. C.
February 16, 2011	Salles, Sáinz - Grant Thornton, S. C.